TMSF Holdings, Inc. Terminates Agreement to Acquire the Wholesale Operations of Central Pacific Mortgage

Los Angeles – March 5, 2007-- TMSF Holdings, Inc. (OTC BB: TMFZ), today announced that it has terminated its agreement to acquire certain assets of the wholesale division of Folsom, CA-based Central Pacific Mortgage (“CPM-Wholesale”), primarily due to current adverse market conditions.

“We determined that proceeding with the asset acquisition agreement was not, as originally perceived, in the best interest of TMSF Holdings shareholders,” commented Raymond Eshaghian, Chief Executive Officer of TMSF Holdings, Inc. and President of The Mortgage Store Financial, Inc. “TMSF will pursue other opportunities in the marketplace that will better serve our shareholders.”

About TMSF Holdings

TMSF Holdings, Inc. is a financial holding company that through its wholly owned subsidiary, The Mortgage Store Financial, Inc., is engaged in nationwide mortgage banking. The goal of The Mortgage Store Financial, Inc. is to become a national leader in the mortgage banking industry by continuing to expand its geographic coverage and maximizing the volume of business from existing clients while adopting innovative processes to improve its profitability.

Information Regarding Forward Looking Statements

Certain statements contained in this news release may be deemed to be forward-looking statements under federal securities laws and TMSF intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the `safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. Such factors include, but are not limited to, (i) the condition of the U.S. economy and financial system, (ii) the stability of residential property values, (iii) the potential effect of new state or federal laws or regulations, (iv) the effect of increasing competition in TMSF’s sector, (v) the interest rate environment, (vi) TMSF's ability to maintain adequate financing facilities, (vii) the risks identified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and its other periodic filings with the Securities and Exchange Commission.

For further information, please contact:

TMSF Holdings, Inc. 707 Wilshire Blvd. Suite 2600 Los Angeles, CA 90017 (213) 234 2400 (213) 234 2800 Fax Contact: Daniel M. Rood, CFO	CCG Investor Relations and Strategic Communications 10960 Wilshire Blvd. Suite 2050 Los Angeles CA 90024 (310) 477 9800 ext. 202 (310) 231 8663 Fax Contact: Sean Collins, Senior Partner